Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Incapsula, Inc. 2010 Stock Incentive Plan and the SkyFence Networks Ltd. 2013 Share Incentive Plan of our reports dated February 27, 2014, with respect to the consolidated financial statements of Imperva, Inc., and the effectiveness of internal control over financial reporting of Imperva, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

April 1, 2014